Exhibit 99.1

FOR IMMEDIATE RELEASE

Benihana Inc. Announces Changes to Management Team
CEO Richard C. Stockinger Appointed to Additional Role of President
Gene R. Baldwin Appointed Interim CFO

MIAMI, FLORIDA, January 13, 2010 -- Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today announced changes to its management team.

The Board of Directors has appointed Gene R. Baldwin as interim Chief Financial Officer, replacing Jose Ortega who has resigned as Vice President – Finance, Chief Financial Officer, effective immediately.  Mr. Ortega has agreed to serve in a consulting capacity with regard to accounting and related matters during the transition for up to 90 days.  The Company will be commencing a search for a permanent Chief Financial Officer.

Mr. Baldwin has served as a partner of CRG Partners Group, LLC and its predecessors, a provider of financial advisory, corporate improvement and related services, since 2002.  During the performance of his duties as interim Chief Financial Officer, Mr. Baldwin will continue as a partner of CRG. CRG and Mr. Baldwin have been engaged by and performing consulting services for the Company since November 2009.

Mr. Baldwin brings many years of restaurant management experience to the Company. As a partner of CRG, Mr. Baldwin has served in various senior-executive roles managing companies through complex operational and financial restructuring including, from September 2007 to June 2008, as chief restructuring officer and interim chief executive officer of American Restaurant Group, Inc., an 82 unit steakhouse chain and, from December 2005 to October 2006, as president and chief restructuring officer of a 360 unit franchised quick service restaurant chain.  Mr. Baldwin also served, from December 2008 to March 2009, as a financial advisor to a 130 unit casual dining chain and, from August 2002 to September 2003, as a financial advisor and interim chief operating officer of Furrs Restaurant Group, Inc., a 91 unit cafeteria chain.

Also, effective immediately, Juan C. Garcia has resigned as President and Chief Administrative Officer. The Board of Directors has eliminated the position of Chief Administrative Officer as part of an overall plan to reduce corporate overhead.  In addition, Richard C. Stockinger, Chief Executive Officer, has been appointed to the additional role of President.

“We wish both Jose and Juan well in their future endeavors and thank them for their years of service at Benihana,” said Mr. Stockinger.

About Benihana
Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 98 restaurants nationwide, including 64 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development is one Benihana teppanyaki restaurant. In addition, 23 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Contact
ICR
Raphael Gross or Tom Ryan, 203-682-8200